Exhibit 99
News Release
[LOGO]	First Midwest Bancorp, Inc.	First Midwest Bancorp 300 Park Blvd., Suite 400 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Michael L. Scudder Group EVP - Chief Financial Officer (630) 875-7283
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST BANK EXECUTES WRITTEN AGREEMENT WITH REGULATORS

ITASCA, IL, July 9, 2004 - First Midwest Bancorp, Inc. ("First Midwest") (NASDAQ: FMBI) today reported that its subsidiary bank, First Midwest Bank (the "Bank") entered into an agreement with the Federal Reserve Bank of Chicago and the Illinois Office of Banks and Real Estate to enhance its compliance with all applicable federal and state laws, rules and regulations relating to anti-money laundering policies and procedures. Citing the common goal of the Bank and its regulators to fully address all cited deficiencies, the Bank has agreed to author a written compliance plan as well as to complete a compliance review of certain customer transactions since the date of the last prior satisfactory regulatory review.

Based upon preliminary communication with field examiners in the first quarter of this year, the Bank has conducted a comprehensive review of policy, procedure, systems and manpower addressing these important areas. Management believes that the remediation timeframes communicated in the written agreement are achievable based upon the work accomplished prior to the signing of this agreement. Management further believes that compliance with this agreement will have no negative effect on First Midwest's financial condition, liquidity, capital resources or operations.

"Since first learning of the deficiencies in this area, we have worked diligently and cooperatively with the Federal Reserve and the State of Illinois to aggressively and comprehensively correct these problems," said Chief Executive Officer John M. O'Meara. "Based on our long history of risk management and regulatory compliance, I am confident that this will be timely resolved."

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2003 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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